EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 1, 2007, accompanying the consolidated financial statements and schedules of Magma Design Automation, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph about Magma Design Automation, Inc.’s adoption of Statement No. 123R, “Share-Based Payment”) and management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment and on the effective operation of internal control over financial reporting) included in the Annual Report of Magma Design Automation, Inc. on Form 10-K for the year ended April 1, 2007 which are incorporated by reference in this Registration Statement on Form S-8 pertaining to the Magma Design Automation, Inc. 2001 Stock Incentive Plan and Magma Design Automation, Inc. 2001 Employee Stock Purchase Plan. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP
San Jose, California
June 1, 2007